Exhibit 4.1
DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
The following is a summary of the common stock, $0.01 par value per share (“Common Stock”), of Noble Energy, Inc. (the “Company”), which is the only class of the Company’s securities registered under Section 12 of the Securities Exchange Act of 1934, as amended. The following summary is not complete. You should refer to the applicable provisions of the Company’s restated certificate of incorporation (the “Charter”), the Company’s by-laws, as amended (the “By-Laws”), and the General Corporation Law of the State of Delaware (“DGCL”), including Section 203, for a complete statement of the terms and rights of the Common Stock. Copies of the Charter and By-Laws have been filed with the Securities and Exchange Commission as exhibits 3.1 and 3.2, respectively, to the Company’s Annual Report on Form 10-K.
Authorized Capital Stock
Under the Charter, the Company’s authorized capital stock consists of 1.0 billion shares of Common Stock and 4.0 million shares of preferred stock, par value $1.00 per share (“Preferred Stock”).
Common Stock
Dividend Rights
Holders of Common Stock are entitled to receive dividends when, as and if declared by the Company’s board of directors (the “Board of Directors”), out of funds legally available for their payment, subject to the rights, if any, of the holder of any series of Preferred Stock.
Voting Rights
Each holder of Common Stock is entitled to one vote per share. Subject to the rights, if any, of the holder of any series of Preferred Stock, all voting rights are vested in the holders of shares of Common Stock.
Rights Upon Liquidation
In the event of the Company’s voluntary or involuntary liquidation, dissolution or winding up, the holders of Common Stock will be entitled to share equally in any of the Company’s assets available for distribution after the payment in full of all debts and distributions and after the holders of all series of outstanding Preferred Stock, if any, have received their liquidation preferences in full.
Fully Paid and Nonassessable
The issued and outstanding shares of Common Stock are fully paid and nonassessable.
No Preemptive, Redemption or Conversion Rights
Holders of shares of Common Stock have no preemptive or redemption rights. Shares of Common Stock are not convertible into shares of any other class of capital stock.
Proxy Access
The By-Laws permit certain qualifying shareholders to include director nominees in the Company’s proxy statement. This proxy access mechanism allows a shareholder or group of up to 25 shareholders owning at least 3% of the Company’s outstanding Common Stock continuously for at least three years to submit their own candidate for election to the Board of Directors. These nominees may not constitute more than 25% of the Board of Directors at any time.
Listing
The Common Stock is listed on The Nasdaq Stock Market LLC under the symbol “NBL.”

Transfer Agent
The transfer agent for the Common Stock is Computershare Trust Company, N.A.
Anti-Takeover Provisions of the Company’s Charter or By-Laws
The Company’s Charter and By-Laws contain certain provisions that may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a shareholder might consider in its best interest, including those attempts that might result in a premium over the market price for the Common Stock held by such shareholder.
Business Transactions
The Charter restricts the Company’s ability to engage in any business transaction with any other entity who is the beneficial owner, directly or indirectly, of 20% or more of the outstanding shares of stock of the Company entitled to vote in the election of directors unless:

(1)
the cash or fair market value of the consideration per share to be received by holders of Common Stock is not less than or equal to the highest per share price paid by such other entity in acquiring any of its holdings of Common Stock;

(2)
after completion of the transaction that resulted in the other entity acquiring 20% of the outstanding shares of stock of the Company entitled to vote in the election of directors and before consummation of the proposed business transaction, the other entity has not acquired any newly issued shares of stock, directly or indirectly, from the Company (except in the case of convertible securities acquired by it prior to obtaining 20% of the outstanding shares of stock of the Company entitled to vote in the election of directors or as part of the transaction which results in the other entity acquiring its 20% or greater interest or as a result of a pro rata stock dividend or stock split); and

(3)
the other entity has not (i) received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or tax credits provided by the Company, or (ii) made any major change in the Company’s business or equity capital structure prior to the consummation of the proposed business transaction.

This restriction also applies to a business transaction with any other entity that has at one time been the beneficial owner, directly or indirectly, of 20% or more of the outstanding shares of stock of the Company entitled to vote in the election of directors, even if the other entity has reduced its shareholdings below 20%, if at the time the definitive agreement was entered into, the other entity was the beneficial owner, directly or indirectly, of 20% or more of the outstanding shares of Company stock or if, as of the record date for the determination of shareholders entitled to notice of and to vote on or consent to the business transaction, such other entity is an affiliate of the Company.
The term “business transaction” includes (i) any merger or consolidation of the Company with or into any other corporation, (ii) any sale or lease or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any other entity, (iii) any sale or lease or other disposition (in one transaction or a series of transactions) to the Company or any subsidiary thereof in exchange for securities of the Company of any assets (except assets having an aggregate fair market value of less than $5,000,000) of any other entity, or (iv) any reclassification or recapitalization of the outstanding shares of any class of stock of the Company if at the time there is any other entity which has acquired 20% or more of the outstanding shares of stock of the Company entitled to vote in the election of directors and the effect of such transaction is to increase the relative voting power of such other entity.
Forum Selection Clause
Under the Charter, unless the Company consents in writing to the selection of an alternative forum, the sole and exclusive forum for making certain types of claims will be a state or federal court located within the State of Delaware. This provision applies to (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s shareholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, or (iv) any action asserting a claim governed by the internal affairs doctrine.

Special Meetings of Shareholders
The By-Laws provide that a special meeting of shareholders may be called only by the President, or by the Board of Directors, or at the request in writing of shareholders owning a majority in amount of the entire capital stock of the Company issued and outstanding and entitled to vote.
Issuance of Preferred Stock
The Charter authorized the Board of Directors, without further shareholder action, to cause Preferred Stock to be issued in one or more series, to designate the number of shares that constitute such series, and to provide for the rights, preference and limitations of each series, including voting, dividend, redemption, liquidation, conversion and other rights. No shares of Preferred Stock are outstanding.
Advance Notice of Shareholder Proposals and Nominations
The By-Laws provide for advance notice procedures for all shareholder proposals and nominees for directors to be brought before meetings of the Company’s shareholders. To be considered, the notice must be timely and contain certain information specified in the By-Laws.

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